Exhibit 99.1
McKESSON REPORTS FISCAL 2006 SECOND QUARTER RESULTS
•	Revenues of $21.6 billion, up 8%.
•	Second quarter net income of $167 million, up 94%, and diluted EPS of 53 cents, up 83%.
•	Net income from continuing operations of $154 million, up 79%, and diluted EPS from continuing operations of 49 cents, up 69%.
•	Year-to-date cash flow from operations of $2 billion compared to $365 million for the first six months a year ago.
     SAN FRANCISCO, November 8, 2005 — McKesson Corporation (NYSE: MCK) today reported that revenues for the company’s second quarter ended September 30, 2005, were $21.6 billion, an increase of 8% over the prior year. Second quarter net income was $167 million or 53 cents per fully diluted share, compared to $86 million or 29 cents per fully diluted share in the second quarter a year ago. Second quarter net income includes an after-tax gain of $13 million or four cents per share for the sale of the McKesson BioServices business unit, which is reported as a discontinued operation. Second quarter net income from continuing operations was $154 million or 49 cents per fully diluted share.
     “Our significant improvement in operating profit and earnings per share from a year ago was due to an outstanding performance in Pharmaceutical Solutions,” said John H. Hammergren, chairman and chief executive officer. “Pharmaceutical Solutions operating profit increased 69%, reflecting our continued focus on expanding our operating margin, the progress we have made evolving our relationships with pharmaceutical manufacturers and continued growth in our generics programs. We also had another excellent quarter in Provider Technologies.”

     “Our evolving relationships with manufacturers combined with more efficient inventory management in our U.S. pharmaceutical distribution business continue to be the primary factors producing record operating cash flow. In addition, at the end of our second quarter, we benefited from some favorable timing in our working capital accounts. Year-to-date, operating cash flow was $2 billion, compared to $365 million for the first six months a year ago.”
     “This record cash flow has enabled us to continue to apply a portfolio approach to shareholder value creation — a mix of strategic acquisitions, share repurchases and dividends. Year-to-date, we have spent $575 million on acquisitions, including D&K Healthcare Resources (D&K) and Medcon, $290 million to repurchase shares and $36 million to pay dividends.”
     “McKesson was fortunate to have experienced little impact to our operations or facilities from the devastation of Hurricanes Katrina and Rita. We were proud to have played a role in providing pharmaceuticals, medical supplies and nurse triage services to the affected areas. We are continuing to support the recovery of our affected customers and employees.”
Segment Results
     “For the quarter, Pharmaceutical Solutions revenues were up 8%, reflecting growth from our customers who are winning in the marketplace, new and expanded distribution agreements, revenue growth in our Canadian operations and revenues from D&K. This revenue increase was offset in part by slowing market growth and slower growth of customer warehouse sales than we achieved a year ago.”
     “Pharmaceutical Solutions operating margin expanded 44 basis points to 1.23%, reflecting our progress with manufacturers and an increased mix of generics. Margin expansion was partially offset by increases in operating expenses, including those of D&K. We are now moving aggressively to integrate the D&K operations and deliver operating efficiencies as we retain the customer base. While execution work remains, we are making great progress, and once we have completed our integration plan, this business should be accretive to segment results next fiscal year.”

     “Medical-Surgical Solutions revenue was up 8%, with growth across all sectors of the business. Revenue growth among alternate site customers was strong as we began seasonal shipments of flu vaccine. Operating profit was $23 million compared to $18 million in the second quarter a year ago, which included a litigation settlement charge.”
     “In Provider Technologies, revenues were up 18%, with software and software systems revenues up 32%. We continue to see strong demand for our clinical and imaging software solutions and automation systems, and are focused on accelerating the pace of our implementations. Bookings were also strong in the quarter, including several large agreements that include software, pharmacy automation, supply chain automation, cabinets and bedside scanning technology in unique solutions designed to reduce medication errors and improve efficiencies.”
     “Operating profit was up 37%, from $19 million to $26 million. We have begun integrating the Medcon cardiology solution into our overall clinical and imaging offering. This acquisition had a $3 million negative impact on segment operating profit in the quarter and will continue to be negative throughout this fiscal year, but it should be accretive to Fiscal 2007 results. With the increasingly positive trends toward more I.T. purchases by hospitals, we have also increased investments in development and sales to expand our market position over the next several years.”
Outlook
     “Turning to the balance sheet, we ended the quarter with almost $3 billion in cash. Using our strong balance sheet and significant operating cash flow, combined with our improving financial performance, we plan to continue our portfolio approach to create shareholder value.”
     “During the quarter, we repurchased $224 million of shares, completing the previous $250 million authorization and beginning a new $250 million share repurchase program approved in August. Over time, we have a goal of repurchasing shares to offset the dilution resulting from the exercise of stock options.”

     “We are clearly pleased with the momentum we have across McKesson. Based on our positive year-to-date results and the continued progress in our business, for the fiscal year ending March 31, 2006, McKesson expects to earn $2.25 to $2.40 per fully diluted share from continuing operations, excluding any adjustments to the securities litigation reserve,” Hammergren concluded.
     The guidance range is based on a tax rate for continuing operations for Fiscal 2006 of approximately 35%, up from original guidance of 32.5%. Partially offsetting the impact of the increased tax rate is a $37 million pre-tax gain from an anti-trust settlement which will be recorded in this year’s third quarter. The EPS range also assumes approximately 315 million shares in the dilution calculation.
     As previously announced, by order entered September 28, 2005, the Honorable Ronald M. Whyte granted preliminary approval of the proposed settlement of the consolidated class action pending in the U.S. District Court for the Northern District of California and established a schedule for further proceedings, including a hearing date of January 27, 2006 on final approval of the settlement. McKesson now expects to be able to fund the pending $960 million consolidated class action settlement from cash.
Corporate Highlights
     The second quarter included the following news at the company:
•	In advance of Hurricane Katrina, McKesson established a back-up network of regional distribution centers to deliver pharmaceutical products to the Gulf Coast. Following the onset of the storm, these facilities remained open over Labor Day weekend for emergency deliveries. McKesson chartered a helicopter and a plane to make deliveries to areas isolated by flooding. In addition, McKesson employees and the McKesson Foundation have contributed more than $1 million to hurricane relief efforts, including $300,000 to the McKesson Employees Relief Fund to help displaced colleagues.

•	Following McKesson’s acquisition of D&K Healthcare Resources, Inc., the company signed an amended supply agreement with D&K’s largest customer group, American Pharmacy Cooperative, Inc., (APCI), a member-owned group purchasing organization representing more than 1,400 independent pharmacies. Over the past 12 months, APCI members purchased $1.3 billion of pharmaceuticals from D&K.
•	Revenues from generic sales were up 18% in the quarter, 22% year-to-date. McKesson’s strong market position was a major factor in the decision by Teva Pharmaceuticals to select McKesson as the lead distributor for its recent launch of generic Allegra. The company’s proven rapid generic distribution capabilities facilitated the product’s successful delivery to customers.
•	McKesson’s Valu-Rite(R) network of independently owned pharmacies was the highest rated pharmacy chain nationwide in a survey of 20,000 pharmacy customers conducted by Wilson Health Information, a leading consumer research firm. Valu-Rite(R) pharmacists earned the highest satisfaction ratings for personal service, convenience, and access to important health information and also scored very high on providing medication safety information, coordination of care, help with managed care, advice on non-prescription products and customer service.
•	McKesson signed an agreement with the Centers for Medicare & Medicaid Services (CMS) to offer a Medicare Health Support pilot program to pre-selected Medicare beneficiaries in Mississippi. McKesson will provide health education and support to approximately 20,000 pre-identified, fee-for-service Medicare beneficiaries with heart failure and/or diabetes. Beneficiaries will also have access to a free, 24X7 nurse advice line. Enrollments began in August.
•	McKesson Medical-Surgical strengthened its position in the long-term care sector of the market by re-signing its largest customer, HCR-Manor Care, to a new three-year agreement.

•	McKesson signed several large contracts to supply Horizon Clinical solutions and automation products to a range of customers, including Medical University of South Carolina, a large academic medical center with more than 600 physicians; Clinton Memorial Hospital, a 100-bed community hospital in Wilmington, Ohio; and Doctor’s Medical Center, a major public hospital in San Pablo, California, near San Francisco.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of potential future mandated benefits; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental efforts to regulate the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software and software system products, or the slowing or deferral of demand for these products; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); foreign currency fluctuations; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation (NYSE: MCK) is a Fortune 15 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 172-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended September 30,			Six Months Ended September 30,
	FY06	FY05	Chg.	FY06	FY05	Chg.
Revenues	$21,605	$19,922	8%	$42,663	$39,097	9%
Cost of sales	20,711	19,191	8	40,844	37,517	9

Gross profit	894	731	22	1,819	1,580	15

Operating expenses	665	603	10	1,277	1,192	7
Securities Litigation charge	—	—	—	52	—	—

Total operating expenses	665	603	10	1,329	1,192	11

Operating income	229	128	79	490	388	26

Interest expense	(22)	(30)	(27)	(47)	(60)	(22)

Other income, net	35	15	133	63	30	110

Income from continuing operations before income taxes	242	113	114	506	358	41
Income taxes	(88)	(27)	226	(182)	(109)	67

Income from continuing operations	154	86	79	324	249	30
Discontinued operation, net	13	—	—	14	1	—

Net income	$167	$86	94	$338	$250	35

Earnings per common share (1)
Diluted (2) (3)
Continuing operations	$0.49	$0.29	69%	$1.03	$0.84	23%
Discontinued operation	0.04	—	—	0.05	—	—

Total	$0.53	$0.29	83	$1.08	$0.84	29

Basic
Continuing operations	$0.50	$0.29	72%	$1.06	$0.85	25%
Discontinued operation	0.04	—	—	0.05	—	—

Total	$0.54	$0.29	86	$1.11	$0.85	31

Shares on which earnings per common share were based
Diluted	316	300	5%	315	300	5%
Basic	308	293	5%	305	292	4%

(1)	Certain computations may reflect rounding adjustments.

(2)	For the quarter ended September 30, 2004 and six months ended September 30, 2005 and 2004, interest expense, net of related income taxes, of $1 million, $1 million and $3 million has been added to net income for purposes of calculating diluted earnings per share. This adjustment reflects the impact of the Company’s potentially dilutive obligations.

(3)	Diluted earnings per share, excluding the Securities Litigation charge, is as follows:

		Six Months Ended September 30,
		FY06	FY05	Chg.
Net income — as reported		$338	$250	35%

Exclude:	Securities Litigation charge	52	—	—
	Estimated income tax benefit	(17)	—	—

		35	—	—

Net income, excluding Securities Litigation charge		$373	$250	49%

Diluted earnings per common share, excluding Securities Litigation charge		$1.19	$0.84	42%

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended September 30,				Six Months Ended September 30,
	FY06	FY05	Chg.		FY06	FY05	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$12,762	$11,625	10%		$25,113	$22,625	11%
U.S. Healthcare sales to customers’ warehouses	6,247	6,021	4		12,373	11,937	4

Subtotal	19,009	17,646	8		37,486	34,562	8
Canada distribution & services	1,467	1,258	17		2,954	2,510	18

Total Pharmaceutical Solutions	20,476	18,904	8		40,440	37,072	9

Medical–Surgical Solutions	769	714	8		1,513	1,421	6

Provider Technologies
Software & software systems	66	50	32		128	101	27
Services	259	229	13		513	451	14
Hardware	35	25	40		69	52	33

Total Provider Technologies	360	304	18		710	604	18

Revenues	$21,605	$19,922	8		$42,663	$39,097	9

GROSS PROFIT
Pharmaceutical Solutions	$566	$428	32		$1,160	$985	18
Medical–Surgical Solutions	167	162	3		336	321	5
Provider Technologies	161	141	14		323	274	18

Gross profit	$894	$731	22		$1,819	$1,580	15

OPERATING EXPENSES
Pharmaceutical Solutions	$322	$284	13		$622	$557	12
Medical–Surgical Solutions	145	145	—		286	276	4
Provider Technologies	140	125	12		273	245	11
Corporate	58	49	18		96	114	(16)

Subtotal	665	603	10		1,277	1,192	7
Securities Litigation charge	—	—	—		52	—	—

Operating expenses	$665	$603	10		$1,329	$1,192	11

OTHER INCOME, NET
Pharmaceutical Solutions	$8	$5	60		$16	$11	45
Medical–Surgical Solutions	1	1	—		2	2	—
Provider Technologies	5	3	67		7	4	75
Corporate	21	6	250		38	13	192

Other income, net	$35	$15	133		$63	$30	110

OPERATING PROFIT
Pharmaceutical Solutions	$252	$149	69		$554	$439	26
Medical–Surgical Solutions	23	18	28		52	47	11
Provider Technologies	26	19	37		57	33	73

Operating profit	301	186	62		663	519	28
Corporate	(37)	(43)	(14)		(58)	(101)	(43)
Securities Litigation charge	—	—	—		(52)	—	—

Income from continuing operations before interest expense and income taxes	$264	$143	85		$553	$418	32

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	1.23%	0.79%	44	bp	1.37%	1.18%	19	bp
Medical–Surgical Solutions	2.99%	2.52%	47		3.44%	3.31%	13
Provider Technologies	7.22%	6.25%	97		8.03%	5.46%	257
Return on Stockholders’ Equity (1)	(1.3%)	11.3%	—

(1)	Ratio is computed as the sum of net income (loss) for the last four quarters, divided by the average of stockholders’ equity for the last five quarters. Ratio includes the $810 million and $35 million after-tax Securities Litigation charges recorded in the third quarter of 2005 and the first quarter of 2006.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	March 31,
	2005	2005
ASSETS
Current Assets
Cash and cash equivalents	$2,996	$1,800
Receivables, net	5,855	5,721
Inventories	7,588	7,495
Prepaid expenses and other	246	346

Total	16,685	15,362

Property, Plant and Equipment, net	649	616
Capitalized Software Held for Sale	130	130
Notes Receivable	119	163
Goodwill and Other Intangibles	1,826	1,529
Other Assets	1,047	975

Total Assets	$20,456	$18,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$10,055	$8,733
Deferred revenue	539	593
Current portion of long-term debt	6	9
Securities Litigation	1,183	1,200
Other	1,227	1,257

Total	13,010	11,792

Postretirement Obligations and Other Noncurrent Liabilities	605	506
Long-Term Debt	988	1,202
Stockholders’ Equity	5,853	5,275

Total Liabilities and Stockholders’ Equity	$20,456	$18,775

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended September 30,
	FY06	FY05
OPERATING ACTIVITIES
Income from continuing operations	$324	$249
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	127	122
Securities Litigation charge, net of tax	35	—
Securities Litigation settlement payments	(69)	—
Deferred taxes	111	123
Other non-cash items	2	7

Total	530	501

Effects of Changes In:
Receivables	62	(192)
Inventories	253	(1,172)
Drafts and accounts payable	1,108	1,317
Deferred revenue	101	(75)
Taxes	29	(54)
Proceeds from sale of notes receivable	28	39
Other	(102)	1

Total	1,479	(136)

Net cash provided by operating activities	2,009	365

INVESTING ACTIVITIES
Property acquisitions	(83)	(53)
Capitalized software expenditures	(66)	(66)
Acquisitions of businesses, less cash and cash equivalents acquired	(575)	(48)
Proceeds from sale of business	63	12
Other	3	19

Net cash used in investing activities	(658)	(136)

FINANCING ACTIVITIES
Repayment of debt	(20)	(14)
Capital stock transactions:
Issuances	282	89
Share repurchases	(290)	—
ESOP notes and guarantees	9	13
Dividends paid	(36)	(35)
Other	(100)	6

Net cash provided by (used in) financing activities	(155)	59

Net increase in cash and cash equivalents	1,196	288
Cash and cash equivalents at beginning of period	1,800	708

Cash and cash equivalents at end of period	$2,996	$996